EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Net Income for First Quarter 2020 of $23.1 Million and Total Assets of $10.01 Billion

BETHESDA, Md., April 22, 2020 (GLOBE NEWSWIRE) -- First and foremost, at a time of great stress and health related matters in our country, owing to the coronavirus pandemic (“COVID-19”) worldwide, we wish all our shareholders, clients, bank analysts and others who support and follow our company to stay well. Banking is integral to a community’s welfare and here at EagleBank, we are working hard to stay focused and meet our ongoing commitments to clients old and new.

Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank (the “Bank”), today announced quarterly net income of $23.1 million (basic and diluted earnings per common share of $0.70) for the three months ended March 31, 2020, as compared to $33.7 million net income (basic and diluted earnings per common share of $0.98) for the three months ended March 31, 2019.

Excluding nonrecurring costs in the first quarter of 2019 related to share based compensation awards and the resignation of our former CEO and Chairman amounting to $6.2 million ($0.13 per diluted share), earnings for the first quarter of 2019 were $38.3 million ($1.11 per diluted share).

Summary Financial Analysis

“For the first quarter of 2020, we are pleased to report continued growth in total loans and total deposits, continued superior operating leverage, and stable asset quality,” noted Susan G. Riel, President and Chief Executive Officer of the Company. Ms. Riel continued, “Capital levels remain strong and the Company’s assets ended the first quarter of 2020 at $10.01 billion, representing 19% growth over the first quarter of 2019, with total shareholders’ equity of $1.18 billion. Net income in the first quarter of 2020 resulted in an annualized return on average assets of 0.98% and an annualized return on average tangible common equity of 8.39%.”

Ms. Riel added, “Under accounting principles generally accepted in the United States (“GAAP”), the Company adopted the new standard for determining Loan Loss Allowances, termed “CECL”. This adoption as of January 1, 2020, in combination with first quarter 2020 loan loss provisioning taking into account COVID-19 matters, had a pronounced impact on both retained earnings and first quarter loan loss provisioning.” This matter is discussed further below.

The Company’s performance in the first quarter of 2020 as compared to the first quarter of 2019 was highlighted by growth in average total loans of 8.7%, growth in average total deposits of 10.0%, a net interest margin of 3.49%, and total revenue of $85.2 million. Ms. Riel noted that the Company focuses more on growth of average balances year over year since that measure relates more directly to income statement results. As compared to the fourth quarter of 2019, average loan growth in the first quarter 2020 was 1.6% and average deposits declined by 0.4%. Deposit growth tends to be seasonally lower in the first quarter of each year. The efficiency ratio, which measures the ratio of noninterest expense to total revenue, for the first quarter of 2020 was 43.83% as compared to 43.87% for the first quarter of 2019.

During the first quarter of 2020, the Company incurred annualized net charge-offs of 12 basis points of average loans. Nonperforming loans were down slightly at March 31, 2020 ($47.0 million or 0.60% of total loans) as compared to December 31, 2019 ($48.7 million or 0.65% of total loans). We experienced an increase in other real estate owned (“OREO”), which totaled $8.2 million at March 31, 2020 as compared to $1.5 million at December 31, 2019. The increase was due to foreclosures involving two ultra high-end residential properties located in Washington, D.C. Both properties were managed by a single sponsor who was unable to sell and defaulted on both notes. The evolution of the COVID-19 pandemic and related containment and relief measures will determine how the impacts will be reflected in our loan portfolio, including these measures, over time.

The pipeline of loan commitments remains strong although the Bank has seen additional draws on committed lines of credit during the second half of the first quarter. Ms. Riel added, “For the first quarter of 2020, period end loan balances grew 3.9% over December 31, 2019, and total deposits increased by 11.3%. Management continues to focus on achieving relationship development and growth while ensuring the existing portfolio is appropriately monitored for any potential deterioration in credit.”

The net interest margin was 3.49% for the first quarter of 2020, 4.02% for the first quarter of 2019, and 3.49% for the fourth quarter of 2019. The net interest margin in the first quarter of 2020 and the fourth quarter of 2019 was stable at 3.49% due to a sharper decline in the cost of funds, which more than offset declining yields on loans and investments. In a quarter when the average one month LIBOR rate declined by 39 basis points, our cost of funds declined by 9 basis points and our yield on earning assets was down by 8 basis points (loan yields declined by 11 basis points). We have also been able to maintain about a 30% mix of average noninterest bearing deposits to total deposits, which is favorable. Sharply lower market interest rates over the past four quarters and a continuing relatively flat yield curve maintains pressure on the Company’s net interest margin. The decline in the net interest margin in the first quarter of 2020, versus the same period in 2019, was due to a decline in the yield on earning assets of 65 basis points exceeding the decline in the cost of funds of 13 basis points, as we elected to increase funding to meet a strong loan demand. The significant decline in market rates (one month LIBOR averaged 110 basis points lower in the first quarter of 2020 versus the first quarter of 2019) negatively impacted our large variable and adjustable rate loan portfolio. The yield on our loan portfolio was 5.07% in the first quarter of 2020 versus 5.62% in 2019. Interest rates are now at a point where loan floor rates are operative, which will mitigate further loan yield declines. Ms. Riel noted, “Even considering the decline in the net interest margin, Management believes that the Company has historically maintained a superior net interest margin compared to peers.”

Total revenue (net interest income plus noninterest income) for the first quarter of 2020 was $85.2 million, or 2% below the $87.3 million of total revenue earned for the first quarter of 2019. In addition to the effect of lower margins on net interest income (down 2%), gains on loan sales were negatively impacted by COVID-19 as described below.

As noted earlier, our asset quality measures remained solid at March 31, 2020. Annualized net charge-offs were 0.12% of average loans ($2.2 million) for the first quarter of 2020 as compared to 0.19% of average loans for the first quarter of 2019. At March 31, 2020, the Company’s nonperforming loans amounted to $47.0 million (0.60% of total loans) as compared to $40.3 million (0.56% of total loans) at March 31, 2019 and $48.7 million (0.65% of total loans) at December 31, 2019. Nonperforming assets amounted to $55.3 million (0.55% of total assets) at March 31, 2020 compared to $41.7 million (0.56% of total assets) at March 31, 2019 and $50.2 million (0.50% of total assets) at December 31, 2019. The evolution of the COVID-19 pandemic and related containment and relief measures will determine how the impacts will be reflected in our loan portfolio, including these measures, over time.

The first quarter of 2020 saw significant disruption in the outlook over credit quality, particularly in certain industries, as COVID-19 resulted in the closure of businesses across the region as stay-at-home orders were given in the various municipalities in which the Company operates. Among those industries most clearly impacted is the Accommodation and Food Service industry. Exposure to this industry represents 9.7% of the Bank’s loan portfolio as of March 31, 2020. Management is closely monitoring borrowers and remains attentive to signs of deterioration in borrowers’ financial conditions and is proactively taking steps to mitigate risk as appropriate, including placing loans on nonaccrual status. There is uncertainty regarding the region’s overall economic outlook given lack of clarity over how long COVID-19 will continue to impact our region. Management has been working with customers on payment deferrals to assist companies in managing through this crisis. These deferrals amounted to 32 notes representing $45 million in outstanding exposure as of March 31, 2020 and 234 notes representing $298 million in outstanding exposure as of April 16, 2020. Some of these deferrals might have met the criteria for treatment under U.S. GAAP as troubled debt restructurings (TDRs), while many did not. None of the deferrals are reflected in the Company’s balance sheet and asset quality measures, however, due to the provision of the Coronavirus Aid Relief and Economic Security Act (“CARES Act”) that permits U.S. financial institutions to temporarily suspend the U.S. GAAP requirements to treat such short-term loan modifications as TDR. These provisions have also been confirmed by interagency guidance issued by the federal banking agencies and confirmed with staff members of the Financial Accounting Standards Board. Other loan portfolio areas of concern and additional COVID-19 loan related matters are discussed below.

The new accounting standard known as the current expected credit loss (“CECL”) standard (ASC 326) was adopted by the Company in the first quarter of 2020. The new standard requires a significant change in how banks assess credit risk and establish reserves for possible future loan losses. Two significant changes under the new standard are the requirement to establish loan loss reserves at loan origination considering the entire life of the loan and to estimate lifetime loss reserves by modeling a forecast that is impacted by economic factors.

Under the CECL standard and based on the January 1, 2020 effective date, the Company made an initial adjustment to the allowance for credit losses of $10.6 million along with $4.1 million to the reserve for unfunded commitments. This adjustment increased the ratio of the allowance to total loans from 0.98% at December 31, 2019 to 1.09% at January 1, 2020. In accordance with adoption of CECL, the initial January 1, 2020 adjustment was to retained earnings, net of taxes. Based on our ongoing risk analysis and modeling through March 31, 2020, under the CECL allowance methodology, the Company further increased the allowance for loan losses to 1.23%, which reflects COVID-19 risks as of March 31, 2020. Management believes to the best of its knowledge that its allowance for credit losses, at 1.23% of total loans (excluding loans held for sale) at March 31, 2020, is adequate to absorb potential credit losses within the loan portfolio at that date. The portion of the provision related to COVID-19 matters was about two thirds of the quarter’s reserve build. As noted above, uncertainty remains about the duration of the COVID-19 pandemic and its impacts, although further significant negative impact may occur and the Company continues to monitor its loan portfolio and borrowers. Under the prior accounting standard known as the incurred loss model, the allowance for credit losses was 0.98% at both March 31, 2019 and December 31, 2019. The allowance for credit losses represented 205% of nonperforming loans at March 31, 2020, as compared to 174% at March 31, 2019 and 151% at December 31, 2019.

“The Company’s productivity remained strong in the quarter,” noted Ms. Riel, “and the efficiency ratio of 43.83% reflects management’s ongoing efforts to maintain superior operating leverage. Further, the annualized level of noninterest expenses as a percentage of average assets was 1.58% in the first quarter of 2020 as compared to 1.52% in the first quarter of 2019. The Company’s goal is to maximize operating performance without inhibiting growth or negatively impacting our ability to service our customers. Ms. Riel further noted, “Our total deposits at March 31, 2020 averaged $384 million per branch as compared to the FDIC’s most recently reported regional average of $141 million per branch.”

COVID-19 Discussion Matters

Employee Matters:

Management continues to thank and acknowledge the flexibility and engagement of our hard working employees during this crisis. As the COVID-19 pandemic has unfolded, our workforce has transitioned to majority remote access operations. Our information technology infrastructure has afforded our organization the ability to work predominantly remotely with little interruption as we continue to service the needs of our clients. While we continue to strive to have the majority of our employees operating from home, there are some functions that require a physical presence at our banking offices. Employees are maintaining safe distances and we have provided more frequent cleaning of our facilities to maintain a safe environment. Management remains connected to employees through periodic company-wide telephonic meetings and regular notifications and updates through both email and the Company’s intranet.

Branch Hours:

Branch hours and availability have been modified in consideration of the safety of our employees and clients. While lobbies are closed at all of our branches, six branches across the Bank’s footprint remain available to our clients having drive-up windows open during regular business hours.

The CARES Act:

Enacted March 27, 2020 the CARES Act included several provisions designed to provide relief to individuals and businesses as well as the banking system. Among the more significant components of this legislation for our Company was the creation of the $350 billion Paycheck Protection Program (“PPP”). Loans made under the PPP are fully guaranteed as to principal and interest by the Small Business Administration (“SBA”), whose guarantee is backed by the full faith and credit of the U.S. Government. PPP-covered loans also afford borrowers forgiveness up to the principal amount of the PPP-covered loan if the proceeds are used to retain workers and maintain payroll or make mortgage interest, lease and utility payments. The SBA will reimburse PPP lenders for any amount of a PPP-covered loan that is forgiven.

As an SBA preferred lender, the Bank is actively participating in the PPP program, and began processing applications once the SBA began accepting applications. The SBA funding authority expired prior to the complete submission of many applications, where we experienced heightened demand for the PPP program. We are working hard to meet the needs of our customers, and will be using our best efforts to process as many eligible applications as we can in the likely event the program is reauthorized.

Loan Portfolio Exposures:

Industry areas of potential concern within the Loan Portfolio are represented below as of March 31, 2020:

Industry	Principal Balance (in 000's)	% of Loan Portfolio
Accommodation & Food Services	$761,346	9.7%
Retail Trade	89,753	1.1%

Concerns over exposures to the Accommodation and Food Service industry and retail are the most immediate at this time. Accommodation and Food Service exposure represents 9.7% of the Bank’s loan portfolio as of March 31, 2020 among 349 customers. Retail trade exposure represents 1.1% of the Bank’s loan portfolio.  The Bank has ongoing extensive outreach to these customers, and is assisting where necessary with PPP loans and payment deferrals or interest only periods in the short term as customers work with the Bank to develop longer term stabilization strategies as the landscape of the COVID-19 pandemic evolves. The duration and severity of the pandemic will likely impact future credit challenges in these areas.

In addition to the foregoing specific industries, the Bank has exposure not included in the above industry data secured by commercial real estate loans secured by the below property types as of March 31, 2020:

Property Type	Principal Balance (in 000's)	% of Loan Portfolio
Restaurant	$40,031	0.5%
Hotel	40,751	0.5%
Retail	391,158	4.97%

Although not evidenced at March 31, 2020, It is anticipated that some portion of the CRE loans secured by the above property types could be impacted by the tenancies associated with impacted industries.  The Bank is working with CRE investor borrowers and monitoring rent collections as part of our portfolio management process.

Liquidity and Backup Sources:

Our primary and secondary sources of liquidity remain strong. Over the last 12 months our average deposits have increased by 10% and we maintain a very liquid investment portfolio, including significant overnight liquidity. Average short term liquidity was $606 million in first quarter of 2020, which is above EagleBank’s average needs. Secondary sources of liquidity amount to $2.95 billion.

Share Repurchases:

While the Company’s capital position remains well above regulatory well capitalized levels, due to the heightened volatility of the stock market and uncertainty regarding the impact of COVID-19, the Company’s remaining authorization to repurchase shares has been put on hold. For the first quarter of 2020, the Company repurchased 1,182,841 shares (72% of authorized shares) at an average cost of  $37.31 per share. The Board of Directors and Management continue to monitor this area and may enter the markets from time to time as determined appropriate.

Dividends:

Management believes that our capital position remains very strong and at this time, we expect to maintain our quarterly dividend.

Balance Sheet Analysis

Total assets at March 31, 2020 were $10.01 billion, a 19% increase as compared to $8.39 billion at March 31, 2019, and an increase of 11% as compared to $8.99 billion at December 31, 2019. Total loans (excluding loans held for sale) were $7.84 billion at March 31, 2020, a 9% increase as compared to $7.17 billion at March 31, 2019, and a 4% increase as compared to $7.55 billion at December 31, 2019. Loans held for sale amounted to $60.0 million at March 31, 2020 as compared to $20.3 million at March 31, 2019, a 196% increase, and $56.7 million at December 31, 2019, a 6% increase. The investment portfolio totaled $858.9 million at March 31, 2020, an 11% increase from the $772.2 million balance at March 31, 2019. As compared to December 31, 2019, the investment portfolio at March 31, 2020 increased by $15.6 million or 2%.

Total deposits at March 31, 2020 were $8.14 billion compared to $6.68 billion at March 31, 2019, a 22% increase and $7.22 billion at December 31, 2019, a 13% increase. Total borrowed funds (excluding customer repurchase agreements) were $567.8 million at March 31, 2020, $467.4 million at March 31, 2019 and $467.7 million at December 31, 2019.

Total shareholders’ equity increased 3% to $1.18 billion at March 31, 2020 compared to $1.15 billion at March 31, 2019, and decreased by less than 1% from $1.19 billion at December 31, 2019. The increase in shareholders’ equity at March 31, 2020 compared to the same period in 2019 was primarily the result of growth in retained earnings offset by the day one CECL entry of $10.9 million net of taxes, $44 million in stock repurchases, and dividends declared of $7.2 million. The Company’s capital ratios remain substantially in excess of regulatory minimum and buffer requirements, with a total risk based capital ratio of 15.69% at March 31, 2020, as compared to 16.22% at March 31, 2019, and 16.20% at December 31, 2019, both common equity tier 1 (“CET1”) risk based capital and tier 1 risk based capital ratios of 12.40% at March 31, 2020, as compared to 12.69% at March 31, 2019, and 12.87% at December 31, 2019, a tier 1 leverage ratio of 11.58% at March 31, 2020, as compared to 12.49% at March 31, 2019, and 11.62% at December 31, 2019. In addition, the tangible common equity ratio was 10.90% at March 31, 2020, compared to 12.59% at March 31, 2019 and 12.22% at December 31, 2019. Tangible book value per share was $33.54 at March 31, 2020, an 11% increase over $30.20 for the same period in 2019.

Detail Income Statement Analysis

Net interest income decreased 2% for the three months ended March 31, 2020 over the same period in 2019 ($79.7 million versus $81.0 million), resulting primarily from lesser average yields on loans (5.07% versus 5.62%) despite growth in average earning assets of 5%. The net interest margin was 3.49% for the three months ended March 31, 2020, as compared to 4.02% for the three months ended March 31, 2019.

The provision for credit losses was $16.4 million for the three months ended March 31, 2020 as compared to $3.4 million for the three months ended March 31, 2019. The higher provisioning in the first quarter of 2020, as compared to the first quarter of 2019, is primarily due to the implementation of CECL and the impact of COVID-19 on our expected future credit losses. Net charge-offs of $2.2 million in the first quarter of 2020 represented an annualized 0.12% of average loans, excluding loans held for sale, as compared to $3.4 million, or an annualized 0.19% of average loans, excluding loans held for sale, in the first quarter of 2019. Net charge-offs in the first quarter of 2020 were attributable primarily to commercial real estate loans ($2.3 million).

Noninterest income for the three months ended March 31, 2020 decreased to $5.5 million from $6.3 million for the three months ended March 31, 2019, a 13% decrease, due substantially to lesser gains on the sale of residential mortgage loans ($825 thousand versus $1.3 million) resulting from $2.6 million in hedge and mark to market losses attributable to the Federal Reserve’s large purchase of mortgage backed securities combined with sharp declines in servicing right valuations associated with investor uncertainty surrounding COVID-19. Net investment gains were $822 thousand for the three months ended March 31, 2020 compared to $912 thousand for the same period in 2019. Residential mortgage loans closed were $193 million for the first quarter of 2020 versus $93 million for the first quarter of 2019.

The efficiency ratio was 43.83% for the first quarter of 2020, as compared to 43.87% for the first quarter of 2019. Noninterest expenses totaled $37.3 million for the three months ended March 31, 2020, as compared to $38.3 million for the three months ended March 31, 2019, a 3% decrease. Noninterest expenses in the first quarter of 2020 increased 16% compared to noninterest expenses of $32.2 million for the first quarter in 2019 excluding nonrecurring salaries and benefit costs defined below owing substantially to increased legal expenses discussed below.

Salaries and benefits costs decreased by $5.8 million. The Company recognized $6.2 million of nonrecurring charges related to share based compensation awards and the resignation of our former CEO and Chairman, Ron Paul, in March 2019. In addition, health insurance claims increased by $409 thousand during the first quarter of 2020 relative to the first quarter of 2019. FDIC expenses increased $308 thousand due to a higher assessment base resulting from growth in total assets. Other expenses decreased $717 thousand, due primarily to lower broker fees ($1.1 million) partially offset by higher telephone expenses ($173 thousand) associated with the transition to a new phone provider.

Legal, accounting and professional fees increased $5.3 million. Legal fees and expenditures of $4.6 million for the first quarter were primarily associated with previously disclosed ongoing governmental investigations and related subpoenas and document requests and our defense of the previously disclosed class action lawsuit, where we filed a motion to dismiss on April 2, 2020. These elevated legal expenses included substantial expenses associated with the reviews by the Special Compliance Committee and the Audit Committee, with the assistance of outside legal counsel, of the facts and circumstances associated with these various governmental investigations and legal proceedings.  These reviews have since concluded. The amount of legal fees and expenditures for the quarter is net of expected insurance coverage where we believe we have a high likelihood of recovery pursuant to our D&O insurance policies but does not include any offset for potential claims we may have in the future as to which recovery is impossible to predict at this time.

The effective income tax rate for the first quarter of 2020 was 26.5% as compared to 26.1% for the first quarter of 2019. During the first quarter of 2020, the Company recorded a discrete item related to restricted stock awards vesting that increased the effective tax rate.

The financial information which follows provides more detail on the Company’s financial performance for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2019 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its first quarter 2020 financial results on Thursday, April 23, 2020 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code 2947417, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through May 7, 2020.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including the macroeconomic and other challenges and uncertainties resulting from the COVID-19 pandemic, including on our credit quality and business operations), interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, in the Company’s upcoming Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CONTACT:
Michael T. Flynn
301.986.1800

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months March 31,
	2020	2019
Income Statements:
Total interest income	$103,801	$105,134
Total interest expense	24,057	24,117
Net interest income	79,744	81,017
Provision for credit losses	16,422	3,360
Net interest income after provision for credit losses	63,322	77,657
Noninterest income (before investment gain)	4,648	5,379
Gain on sale of investment securities	822	912
Total noninterest income	5,470	6,291
Total noninterest expense	37,347	38,304
Income before income tax expense	31,445	45,644
Income tax expense	8,322	11,895
Net income	$23,123	$33,749

Per Share Data:
Earnings per weighted average common share, basic	$0.70	$0.98
Earnings per weighted average common share, diluted	$0.70	$0.98
Weighted average common shares outstanding, basic	32,850,112	34,480,772
Weighted average common shares outstanding, diluted	32,871,831	34,536,236
Actual shares outstanding at period end	32,197,258	34,537,193
Book value per common share at period end	$36.79	$33.25
Tangible book value per common share at period end (1)	$33.54	$30.20
Dividend per common share	$0.22	$-

Performance Ratios (annualized):
Return on average assets	0.98%	1.62%
Return on average common equity	7.67%	12.12%
Return on average tangible common equity	8.39%	13.38%
Net interest margin	3.49%	4.02%
Efficiency ratio (2)	43.83%	43.87%

Other Ratios:
Allowance for credit losses to total loans (3)	1.23%	0.98%
Allowance for credit losses to total nonperforming loans	204.83%	173.72%
Nonperforming loans to total loans (3)	0.60%	0.56%
Nonperforming assets to total assets	0.55%	0.50%
Net charge-offs (annualized) to average loans (3)	0.12%	0.19%
Common equity to total assets	11.83%	13.69%
Tier 1 capital (to average assets)	11.58%	12.49%
Total capital (to risk weighted assets)	15.69%	16.22%
Common equity tier 1 capital (to risk weighted assets)	12.40%	12.69%
Tangible common equity ratio (1)	10.90%	12.59%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,773,478	$1,510,835
Commercial real estate - owner occupied	$971,634	$990,372
Commercial real estate - income producing	$3,827,024	$3,370,692
1-4 Family mortgage	$104,558	$101,860
Construction - commercial and residential	$969,166	$1,044,305
Construction - C&I (owner occupied)	$114,138	$64,845
Home equity	$78,228	$87,009
Other consumer	$2,647	$3,140

Average Balances (in thousands):
Total assets	$9,469,285	$8,455,680
Total earning assets	$9,176,174	$8,185,711
Total loans	$7,650,993	$7,038,472
Total deposits	$7,696,764	$6,987,468
Total borrowings	$485,948	$266,209
Total shareholders’ equity	$1,212,802	$1,128,869

  Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the annualized return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Three Months Ended
	March 31, 2020	March 31, 2019
Common shareholders' equity	$1,184,640	$1,148,488
Less: Intangible assets	(104,695)	(105,466)
Tangible common equity	$1,079,945	$1,043,022

Book value per common share	$36.79	$33.25
Less: Intangible book value per common share	(3.25)	(3.05)
Tangible book value per common share	$33.54	$30.20

Total assets	$10,014,081	$8,388,406
Less: Intangible assets	(104,695)	(105,466)
Tangible assets	$9,909,386	$8,282,940
Tangible common equity ratio	10.90%	12.59%

Average common shareholders' equity	$1,212,802	$1,128,869
Less: Average intangible assets	(104,697)	(105,581)
Average tangible common equity	$1,108,105	$1,023,288

Net Income Available to Common Shareholders	$23,123	$33,749
Average tangible common equity	1,108,105	1,023,288
Annualized Return on Average Tangible Common Equity	8.39%	13.38%

  Computed by dividing noninterest expense by the sum of net interest income and noninterest income. The efficiency ratio measures a bank’s overhead as a percentage of its revenue.

  Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	March 31, 2020	December 31, 2019	March 31, 2019
Cash and due from banks	$7,177	$7,539	$6,817
Federal funds sold	28,277	38,987	15,403
Interest bearing deposits with banks and other short-term investments	904,160	195,447	99,870
Investment securities available for sale, at fair value	858,916	843,363	772,229
Federal Reserve and Federal Home Loan Bank stock	39,988	35,194	34,995
Loans held for sale	60,036	56,707	20,268
Loans	7,840,873	7,545,748	7,173,058
Less allowance for credit losses	(96,336)	(73,658)	(69,943)
Loans, net	7,744,537	7,472,090	7,103,115
Premises and equipment, net	13,687	14,622	15,798
Operating lease right-of-use assets	25,655	27,372	28,928
Deferred income taxes	30,366	29,804	31,763
Bank owned life insurance	76,139	75,724	73,865
Intangible assets, net	104,695	104,739	105,466
Other real estate owned	8,237	1,487	1,394
Other assets	112,211	85,644	78,495
Total Assets	$10,014,081	$8,988,719	$8,388,406

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$1,994,209	$2,064,367	$2,216,270
Interest bearing transaction	931,597	863,856	588,326
Savings and money market	3,950,495	3,013,129	2,515,269
Time, $100,000 or more	608,355	663,987	791,956
Other time	656,912	619,052	571,098
Total deposits	8,141,568	7,224,391	6,682,919
Customer repurchase agreements	31,377	30,980	26,418
Other short-term borrowings	300,000	250,000	250,000
Long-term borrowings	267,784	217,687	217,394
Operating lease liabilities	28,242	29,959	32,752
Reserve for unfunded commitments	6,230	-	-
Other liabilities	54,240	45,021	30,435
Total liabilities	8,829,441	7,798,038	7,239,918

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 32,197,258, 33,241,496, and 34,537,193, respectively	320	331	343
Additional paid in capital	439,321	482,286	530,894
Retained earnings	731,343	705,105	618,243
Accumulated other comprehensive income (loss)	13,656	2,959	(992)
Total Shareholders' Equity	1,184,640	1,190,681	1,148,488
Total Liabilities and Shareholders' Equity	$10,014,081	$8,988,719	$8,388,406
			`

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
Interest Income	2020	2019
Interest and fees on loans	$96,755	$97,821
Interest and dividends on investment securities	5,427	5,598
Interest on balances with other banks and short-term investments	1,559	1,666
Interest on federal funds sold	60	49
Total interest income	103,801	105,134
Interest Expense
Interest on deposits	20,546	20,900
Interest on customer repurchase agreements	87	98
Interest on other short-term borrowings	357	140
Interest on long-term borrowings	3,067	2,979
Total interest expense	24,057	24,117
Net Interest Income	79,744	81,017
Provision for Credit Losses	16,422	3,360
Net Interest Income After Provision For Credit Losses	63,322	77,657

Noninterest Income
Service charges on deposits	1,425	1,694
Gain on sale of loans	944	1,388
Gain on sale of investment securities	822	912
Increase in the cash surrender value of bank owned life insurance	414	425
Other income	1,865	1,872
Total noninterest income	5,470	6,291
Noninterest Expense
Salaries and employee benefits	17,797	23,644
Premises and equipment expenses	3,821	3,852
Marketing and advertising	1,078	1,148
Data processing	2,496	2,375
Legal, accounting and professional fees	6,988	1,709
FDIC insurance	1,424	1,116
Other expenses	3,743	4,460
Total noninterest expense	37,347	38,304
Income Before Income Tax Expense	31,445	45,644
Income Tax Expense	8,322	11,895
Net Income	$23,123	$33,749

Earnings Per Common Share
Basic	$0.70	$0.98
Diluted	$0.70	$0.98

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2020			2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$588,148	$1,559	1.07%	$301,020	$1,666	2.24%
Loans held for sale (1)	38,749	354	3.65%	17,919	200	4.46%
Loans (1) (2)	7,650,993	96,401	5.07%	7,038,472	97,621	5.62%
Investment securities available for sale (2)	867,666	5,427	2.52%	810,550	5,598	2.80%
Federal funds sold	30,618	60	0.79%	17,750	49	1.12%
Total interest earning assets	9,176,174	103,801	4.55%	8,185,711	105,134	5.21%

Total noninterest earning assets	377,939			339,420
Less: allowance for credit losses	84,828			69,451
Total noninterest earning assets	293,111			269,969
TOTAL ASSETS	$9,469,285			$8,455,680

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$805,134	$1,666	0.83%	$590,853	$1,181	0.81%
Savings and money market	3,337,958	11,082	1.34%	2,792,552	11,963	1.74%
Time deposits	1,287,310	7,798	2.44%	1,330,939	7,756	2.36%
Total interest bearing deposits	5,430,402	20,546	1.52%	4,714,344	20,900	1.80%
Customer repurchase agreements	30,008	87	1.17%	27,793	98	1.43%
Other short-term borrowings	220,058	357	0.64%	21,059	140	2.66%
Long-term borrowings	235,882	3,067	5.14%	217,357	2,979	5.48%
Total interest bearing liabilities	5,916,350	24,057	1.64%	4,980,553	24,117	1.96%

Noninterest bearing liabilities:
Noninterest bearing demand	2,266,362			2,273,124
Other liabilities	73,771			73,134
Total noninterest bearing liabilities	2,340,133			2,346,258

Shareholders’ Equity	1,212,802			1,128,869
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,469,285			$8,455,680

Net interest income		$79,744			$81,017
Net interest spread			2.91%			3.25%
Net interest margin			3.49%			4.02%
Cost of funds			1.06%			1.19%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.3 million and $4.1 million for the three months ended March 31, 2020 and 2019, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2020	2019	2019	2019	2019	2018	2018	2018
Total interest income	$103,801	$107,183	$109,034	$108,279	$105,134	$105,581	$102,360	$96,296
Total interest expense	24,057	26,473	28,045	26,950	24,117	23,869	21,069	18,086
Net interest income	79,744	80,710	80,989	81,329	81,017	81,712	81,291	78,210
Provision for credit losses	16,422	2,945	3,186	3,600	3,360	2,600	2,441	1,650
Net interest income after provision for credit losses	63,322	77,765	77,803	77,729	77,657	79,112	78,850	76,560
Noninterest income (before investment gain (loss))	4,648	6,845	6,161	5,797	5,379	6,060	5,640	5,527
Gain (Loss) on sale of investment securities	822	(111)	153	563	912	29	-	26
Total noninterest income	5,470	6,734	6,314	6,360	6,291	6,089	5,640	5,553
Salaries and employee benefits	17,797	19,360	19,095	17,743	23,644	15,907	17,157	17,812
Premises and equipment	3,821	3,380	3,503	3,652	3,852	3,969	3,889	3,873
Marketing and advertising	1,078	1,200	1,210	1,268	1,148	1,147	1,191	1,291
Other expenses	14,651	10,786	9,665	10,696	9,660	10,664	9,377	9,313
Total noninterest expense	37,347	34,726	33,473	33,359	38,304	31,687	31,614	32,289
Income before income tax expense	31,445	49,773	50,644	50,730	45,644	53,514	52,876	49,824
Income tax expense	8,322	14,317	14,149	13,487	11,895	13,197	13,928	12,528
Net income	$23,123	$35,456	$36,495	$37,243	$33,749	$40,317	$38,948	$37,296

Per Share Data:
Earnings per weighted average common share, basic	$0.70	$1.06	$1.07	$1.08	$0.98	$1.17	$1.14	$1.09
Earnings per weighted average common share, diluted	$0.70	$1.06	$1.07	$1.08	$0.98	$1.17	$1.13	$1.08
Weighted average common shares outstanding, basic	32,850,112	33,468,572	34,232,890	34,540,152	34,480,772	34,349,089	34,308,684	34,305,693
Weighted average common shares outstanding, diluted	32,871,831	33,498,681	34,255,889	34,565,253	34,536,236	34,460,985	34,460,794	34,448,354
Actual shares outstanding at period end	32,197,258	33,241,496	33,720,522	34,539,853	34,537,193	34,387,919	34,308,473	34,305,071
Book value per common share at period end	$36.79	$35.82	$35.13	$34.30	$33.25	$32.25	$30.94	$29.82
Tangible book value per common share at period end (1)	$33.54	$32.67	$32.02	$31.25	$30.20	$29.17	$27.84	$26.71
Dividend per common share	$0.22	$0.22	$0.22	$0.22	$-	$-	$-	$-

Performance Ratios (annualized):
Return on average assets	0.98%	1.49%	1.62%	1.74%	1.62%	1.90%	1.93%	1.92%
Return on average common equity	7.67%	11.78%	12.09%	12.81%	12.12%	14.82%	14.85%	14.93%
Return on average tangible common equity	8.39%	12.91%	13.25%	14.08%	13.38%	16.43%	16.54%	16.71%
Net interest margin	3.49%	3.49%	3.72%	3.91%	4.02%	3.97%	4.14%	4.15%
Efficiency ratio (2)	43.83%	39.71%	38.34%	38.04%	43.87%	36.09%	36.37%	38.55%

Other Ratios:
Allowance for credit losses to total loans (3)	1.23%	0.98%	0.98%	0.98%	0.98%	1.00%	1.00%	1.00%
Allowance for credit losses to total nonperforming loans (4)	204.83%	151.16%	127.87%	192.70%	173.72%	429.72%	452.28%	612.42%
Nonperforming loans to total loans (3) (4)	0.60%	0.65%	0.76%	0.51%	0.56%	0.23%	0.22%	0.16%
Nonperforming assets to total assets (4)	0.55%	0.56%	0.66%	0.45%	0.50%	0.21%	0.20%	0.16%
Net charge-offs (annualized) to average loans (3)	0.12%	0.16%	0.08%	0.08%	0.19%	0.05%	0.05%	0.05%
Tier 1 capital (to average assets)	11.58%	11.62%	12.19%	12.66%	12.49%	12.08%	12.13%	11.97%
Total capital (to risk weighted assets)	15.69%	16.20%	16.08%	16.36%	16.22%	16.08%	15.74%	15.59%
Common equity tier 1 capital (to risk weighted assets)	12.40%	12.87%	12.76%	12.87%	12.69%	12.47%	12.11%	11.89%
Tangible common equity ratio (1)	10.90%	12.22%	12.13%	12.60%	12.59%	12.11%	12.01%	11.79%

Average Balances (in thousands):
Total assets	$9,469,285	$9,426,220	$8,923,406	$8,595,523	$8,455,680	$8,415,480	$8,023,535	$7,789,564
Total earning assets	$9,176,174	$9,160,034	$8,655,196	$8,328,323	$8,185,711	$8,171,010	$7,793,422	$7,558,138
Total loans	$7,650,993	$7,532,179	$7,492,816	$7,260,899	$7,038,472	$6,897,434	$6,646,264	$6,569,931
Total deposits	$7,696,764	$7,716,973	$7,319,314	$6,893,981	$6,987,468	$6,950,714	$6,485,144	$6,269,126
Total borrowings	$485,948	$449,432	$345,464	$470,214	$266,209	$342,637	$464,460	$485,729
Total shareholders’ equity	$1,212,802	$1,194,337	$1,197,513	$1,166,487	$1,128,869	$1,079,622	$1,040,826	$1,002,091

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
(4) Nonperforming loans at September 30, 2019, includes a $16.5 million loan that was brought current shortly after quarter end.